Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
April 30, 2014

Thank you, Steve and good morning everyone.

Yesterday, we announced record results for the first quarter of 2014. For the quarter, we reported record revenue of $1.5 billion and record earnings per share of $2.85, compared to our first quarter guidance of $2.45 to $2.65 per share. Included in our results, and in first quarter guidance, were proceeds from the sale of $514 million of new and existing leased railcars to Element, completed under the strategic alliance that we announced in December, with an EPS impact of $1.43.

Our first quarter earnings, without the profit from sales to Element, represent a quarterly record for Trinity. All of our business units contributed to our strong quarterly results, with each group reporting year-over-year improvement in quarterly operating profit and margin.

Our tax rate for the first quarter was 32.5%, lower than our guidance of 35 to 36%, primarily due to the benefits of certain domestic manufacturing deductions, lower state taxes, and the partnership tax status of our non-controlling interests. The lower tax rate accounted for $0.13 of incremental EPS during the first quarter as compared to our guidance. Our current earnings guidance assumes a tax rate of 34% for the remaining three quarters of 2014.

As we mentioned on our last call, the Company’s convertible notes will have a dilutive impact on EPS when the average stock price for the quarter exceeds the conversion price of the notes. During the first quarter, the average stock price was $64.08 which was well above the conversion price in effect of $50.69. As a result, 1.9 million additional shares were added to our share count in the calculation of EPS for the first quarter, reducing EPS by $0.06 per share. For the remainder of the year, our guidance assumes a $72.50 stock price - our recent level - resulting in an annual average stock price of $70.40 and 2.5 million additional shares in the calculation of annual EPS, an impact of $0.24 per share. Including the assumed impact of the convertible notes, our annual EPS guidance uses a full-year weighted average share count of approximately 78 million shares.

During the first quarter, we repurchased 138,000 shares of our common stock in the open market for a total cost of $10 million. This leaves $240 million available through 2015 for additional stock purchases under our recently re-authorized share repurchase program.

Consistent with our program agreement with Element Financial, we expect to substantially complete the first $1 billion of leased railcar sales to Element during the remainder of 2014, primarily from our current leasing backlog. Since we announced the agreement in December, Element has purchased $619 million of railcars from Trinity. The earnings related to Element in our 2014 guidance remains substantially unchanged. Under the terms of the program agreement, Element is expected to acquire another $1 billion of leased railcars during 2015.

Given our strong financial position, the solid backlog of orders in our major businesses, and a solid leasing operations platform, we continue to seek organic and external investment opportunities. During the first quarter, we invested $118 million in three previously announced acquisitions within our Energy Equipment

Group, and we have a healthy pipeline of acquisition opportunities across various industries that we are currently assessing.

I will now turn to our current outlook for the year 2014. Our current guidance for 2014 EPS is between $7.00 and $7.50 compared to our previous full-year EPS guidance of between $6.30 and $7.00. The increase in guidance incorporates the strong performance in the first quarter, as well as higher expected results for the remainder of the year due to orders we have received that fill in many of our production lines.

In the Rail Group, our 2014 revenue guidance is between $3.4 billion and $3.6 billion based on our increased railcar delivery guidance. We expect a full-year operating margin of between 17.5% and 19% for the Rail Group.

In the Inland Barge Group, we now expect full-year revenue of between $605 million and $625 million in 2014 with an operating margin of between 15.5% and 17% for the year, representing a significant improvement in guidance. The orders we have received in the last few months, along with better production efficiencies we are experiencing, have improved our 2014 outlook for this Group.

In the Energy Equipment Group, our 2014 revenue guidance is between $880 million and $910 million. We expect the range of operating margin for the year to be between 11% and 12%. The year-over-year improvement in both revenue and operating profit reflects the improved performance of our wind towers business, strong demand for storage containers, and the inclusion of results from the recent acquisitions made in this Group.

In the Construction Products Group, we expect full-year revenue of between $540 million and $565 million in 2014, with an operating margin of between 12.5% and 14%.

In the Railcar Leasing and Management Services Group, we expect 2014 operating revenue of between $595 million and $625 million and operating profit of between $260 million and $280 million.

We expect to deduct between $27 million and $35 million of non-controlling earnings in 2014 due to our ownership in TRIP and RIV 2013. As we have indicated on previous earnings calls, TRIP and RIV 2013’s partnership tax status results in no taxes applied to the amount of non-controlling earnings deducted from Trinity’s income statement.

In addition to the guidance I just provided for the Leasing Group, we expect additional sales of railcars from our lease fleet during the remainder of the year of between $160 million and $175 million, generating operating profit of between $30 million and $35 million. We expect the majority of these additional car sales to be recognized as revenue in the Leasing Group.

For 2014, we expect to eliminate between $825 million and $875 million of revenue and defer between $140 million and $150 million of operating profit, due to the addition of new railcars to the wholly- and partially-owned lease fleets. This guidance range also includes Rail Group sales to the Leasing Group that are ultimately sold to Element. For 2014, we do not expect the net investment in new railcars to consume any cash, due to expected proceeds received from leased railcar sales during the year.

We expect between $275 million and $300 million of revenue eliminations for other intercompany transactions.

To date, approximately $700 million of leased railcars have been sold to RIV 2013, the railcar investment partnership formed last May in which Trinity holds a 31% ownership interest. During the second quarter, we expect to complete the final scheduled sale of a group of leased railcars that consumes the remaining equity commitment from the TRIP and RIV 2013 investors. TRIP will purchase the railcars rather than RIV 2013. As a reminder, the two entities have the same investors, and, for capital structuring benefits, the investors prefer the purchase of this final set of railcars to be made by TRIP.

Full-year manufacturing and corporate capital expenditures for 2014 are expected to be between $250 million and $300 million. In addition, corporate expenses are expected to range from $95 million to $100 million for the year, as a result of our growing business operations and acquisitions.

As a reminder, we are required to report EPS using the two class method of accounting, the result of which should be the reduction of EPS attributable to Trinity by approximately 25 cents per share for the full year 2014, compared to calculating Trinity’s EPS directly from the face of the income statement. This is included in our EPS guidance as well.

Our full-year guidance range reflects earnings per share growth of 47% to 58% compared to 2013 and would result in the achievement of a new level of record annual earnings for Trinity. We remain very pleased with the focused dedication of all our employees who are working hard to deliver high quality earnings and growth during 2014.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --